EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 2, 2005, with respect to the consolidated financial statements of Comprehensive Care Corporation and subsidiaries included in the Company’s Annual Report (Form 10-K) for the year ended May 31, 2005.
/s/ Kirkland, Russ, Murphy & Tapp P.A.
Clearwater, Florida
August 19, 2005